EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and between

CYPRESS SEMICONDUCTOR CORPORATION,

CMS ACQUISITION CORP.

AND

CYPRESS MICROSYSTEMS, INC.

November 7, 2005

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 7, 2005 by and between Cypress Semiconductor Corporation, a Delaware corporation (“Parent”), CMS Acquisition Corp a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Cypress MicroSystems, Inc., a Delaware corporation and a subsidiary of Parent (“Subsidiary”).

RECITALS

A. As of the date hereof, Subsidiary has an aggregate of 357,014,972 shares of capital stock outstanding, on a fully diluted basis, of which Parent beneficially owns 333,712,213 shares.

B. Parent wishes to purchase all of the outstanding shares of capital stock of Subsidiary that it does not currently own in accordance with the terms of this Agreement.

C. The Boards of Directors of each of Parent and Subsidiary believe it is advisable and in the best interests of each company and their respective stockholders that Parent acquire the outstanding shares of capital stock of Subsidiary that it does not own through the statutory merger of Merger Sub with and into Subsidiary upon the terms and conditions set forth herein, and, in furtherance thereof, have approved this Agreement and the transactions contemplated hereby.

D. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the issued and outstanding capital stock of the Subsidiary not owned by Parent shall be converted into the right to receive cash on the terms and conditions set forth herein, and (ii) all issued and outstanding options to purchase capital stock of the Subsidiary shall be exchanged and become the right to receive cash as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

1. - DEFINITIONS AND INTERPRETATIONS

(a) Capitalized Terms. For all purposes of and under this Agreement, the following terms shall have the respective meanings ascribed thereto below:

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Delaware Law” shall mean the General Corporation Law of the State of Delaware.

“Employee Loans” shall mean those promissory notes between the Subsidiary and the individuals (and in the amounts) listed on Exhibit D, attached hereto.

“Exchange Ratio” shall mean the quotient obtained by dividing (x) the Merger Consideration by (y) the sum of (i) Total Outstanding Shares and (ii) the Total Outstanding Options.

“Merger Consideration” shall mean a cash amount equal to $15,146,793.35.

“Subsidiary Capital Stock” shall mean shares of Subsidiary Common Stock, Subsidiary Preferred Stock and any other shares of capital stock of the Subsidiary.

“Subsidiary Common Stock” shall mean shares of common stock of the Subsidiary, par value $0.001 per share.

“Subsidiary Optionholders” shall mean all holders of Subsidiary Options.

“Subsidiary Options” shall mean all options to purchase or otherwise acquire shares of Subsidiary Capital Stock, whether or not vested or exercisable, that were granted or otherwise issued under the Subsidiary Option Plan.

“Subsidiary Option Plan” shall mean the Subsidiary’s 1999 Stock Plan.

“Subsidiary Preferred Stock” shall mean all shares of preferred stock of the Subsidiary, par value $0.001 per share.

“Subsidiary Stock Certificates” shall mean certificates representing shares of Subsidiary Capital Stock.

“Subsidiary Stockholders” shall mean holders of shares of Subsidiary Capital Stock.

“Total Outstanding Options” shall mean the aggregate number of Subsidiary Options outstanding and unexercised immediately prior to the Effective Time. As of the date of this Agreement, there are Subsidiary Options to purchase an aggregate of 2,967,068 shares of Subsidiary Common Stock issued and outstanding.

“Total Outstanding Shares” shall mean the aggregate number of shares of Subsidiary Capital Stock outstanding immediately prior to the Effective Time that are not beneficially owned by Parent. As of the date of this Agreement, there are 20,335,791 shares of Subsidiary Common Stock issued (of which Parent owns 100 shares) and outstanding and 333,712,113 shares of Subsidiary Preferred Stock issued and outstanding, all of which shares of outstanding Subsidiary Preferred Stock are beneficially owned by Parent. Therefore, for purposes of this Agreement, the Total Outstanding Shares number shall be 20,335,691.

2. -THE MERGER

(a) The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Subsidiary (the “Merger”), the separate corporate existence of Merger Sub shall cease and Subsidiary shall remain as the surviving corporation. Subsidiary as the surviving corporation after the Merger is sometimes referred herein to as the “Surviving Corporation.”

(b) Closing and Effective Time.

(i) Closing. The closing of the Merger (the “Closing”) will take place on a business day as promptly as practicable after the execution and delivery of this Agreement by the parties hereto, but no later than two (2) business days following satisfaction or waiver of the conditions set forth in

Article IV (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another time and/or place is mutually agreed upon in writing by Parent and Subsidiary. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(ii) Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger, in the form attached hereto as Exhibit A (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law. The time of filing of the Certificate of Merger is referred to herein as the “Effective Time.”

(c) General Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in Subsidiary as the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of Subsidiary as the Surviving Corporation.

(d) Certificates of Incorporation and Bylaws.

(i) Certificate of Incorporation of Surviving Corporation. At the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall become the certificate of incorporation of the Surviving Corporation (except that Article I thereof shall read “The name of this corporation is Cypress MicroSystems, Inc.”) until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation.

(ii) Bylaws of Surviving Corporation. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation except that Article I thereof shall read “The name of this corporation is Cypress MicroSystems, Inc.”), until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

(e) Directors and Officers.

(i) Directors of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law, the certificate of incorporation and bylaws of the Surviving Corporation until his successor is duly elected and qualified, or until his earlier resignation or removal.

(ii) Officers of Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

(f) Effect of Merger on Capital Stock.

(i) Subsidiary Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Subsidiary, Parent, Merger Sub or any Subsidiary Stockholder, each share of Subsidiary Capital Stock (other than (1) any Dissenting Shares, (2) any shares of Subsidiary Capital Stock to be cancelled pursuant to Section 2.6(b), and (3) any shares of Subsidiary Capital Stock beneficially owned by Parent) shall be canceled and extinguished and converted automatically into the right to receive, upon surrender of the certificate representing such share of Subsidiary Capital Stock in the manner set forth in Section 2.8 (or, in the case of those Subsidiary Stockholders that never received a stock certificate representing shares of Subsidiary Capital Stock, a duly executed Assignment Separate from Certificate, in the form attached hereto as Exhibit C), an amount of cash (without interest) equal to the Exchange Ratio, less the principal and accrued interest (if any) that such Subsidiary Stockholder owes to Parent or Subsidiary at the Effective Time for such share of Subsidiary Capital Stock in connection with the Stockholder’s Employee Loan.

(ii) Subsidiary-Owned Subsidiary Capital Stock. Notwithstanding anything to the contrary set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of Subsidiary Capital Stock owned by Subsidiary immediately prior to the Effective Time shall be cancelled and extinguished without any payment thereof.

(iii) Subsidiary Options.

(1) Parent shall not assume any Subsidiary Options that are vested immediately prior to the Effective Time (“Vested Options”). To the extent that a holder holds Vested Options immediately prior to the Effective Time and such holder does not exercise such Vested Options prior to the Effective Time, such Vested Options shall be cancelled at the Effective Time, and the holder of such options shall have no further rights with respect thereto, except that a holder of Vested Options shall be entitled to receive, by virtue of the Merger and without any action on the part of Subsidiary, Parent, Merger Sub or any holder of Vested Options, an amount of cash for each share of Subsidiary Common Stock issuable upon exercise of such Vested Options outstanding immediately prior to the Effective Time equal to the Exchange Ratio, less the per share exercise price for each share issuable pursuant to such Vested Options immediately prior to the Effective Time. All amounts payable pursuant to this Section 2.6(c)(i) shall be subject to any required withholding of taxes and shall be paid without interest.

(2) Parent shall assume any Subsidiary Options that are not vested immediately prior to the Effective Time (“Unvested Options”). To the extent that a holder holds Unvested Options that are not exercised and remain outstanding as of the Effective Time, following the Effective Time, such holder of Unvested Options shall be entitled to receive an amount of cash for each share of Subsidiary Common Stock issuable upon exercise of such Unvested Options immediately prior to the Effective Time equal to the Exchange Ratio, less the per share exercise price for each share issuable pursuant to such Unvested Option immediately prior to the Effective Time. The payment of such cash shall be subject to the same restrictions and vesting arrangements that were applicable to such Unvested Options immediately prior to or at the Effective Time. Therefore, on the date that the Unvested Options assumed hereunder vest in accordance with the vesting schedule in place for such options immediately prior to or at the Effective Time (subject to the restrictions and other terms of such vesting schedule), the holder of such Unvested Options will receive the payment for the portion of the Unvested Option that so vests in accordance with this Section 2.6(c)(ii); provided, however, that, for administrative convenience, Parent may in its discretion make all such required payments to holders of Unvested Options on the last business day of each fiscal quarter during which vesting occurs. All amounts payable pursuant to this Section 2.6(c)(ii) shall be subject to any required withholding of taxes and shall be paid without interest. Following the Effective Time, no right to cash payable with respect to assumed Unvested Options may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law) by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such Person, prior to the distribution to such Person of such cash accordance with this Agreement.

(3) Prior to the Effective Time, Subsidiary shall take all action necessary to effect the transactions contemplated by this Section 2.6(c) under the Subsidiary Option Plan, all Subsidiary Option agreements and any other plan or arrangement of the Subsidiary, including by giving any required notice and obtaining any required consent contemplated thereby. Notice to holders of Subsidiary Options shall set forth such Subsidiary Optionholders’ rights pursuant to the Subsidiary Option Plan.

(iv) Unvested Subsidiary Capital Stock. The payout of the Merger Consideration pursuant to Section 2.6(a) in exchange for shares of Subsidiary Common Stock that constitute unvested restricted stock or are otherwise subject to a right of repurchase or redemption by the Subsidiary (the “Unvested Subsidiary Common Stock”) issued and outstanding immediately prior to the Effective Time shall be subject to the same restrictions and vesting arrangements that were applicable to such shares of Unvested Subsidiary Common Stock immediately prior to or at the Effective Time, subject to the terms of the applicable agreement governing such shares. Therefore, the Merger Consideration otherwise payable pursuant to Section 2.6(a) in exchange for shares of Unvested Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time (the “Unvested Cash”) shall not automatically be paid by Parent to such holder at the Effective Time, and shall instead be paid out by Parent to such holder on the date that such shares of Unvested Subsidiary Common Stock would have become vested under the vesting schedule in place for such shares immediately prior to or at the Effective Time (subject to the restrictions and other terms of such vesting schedule); provided, however, that, for administrative convenience, Parent may in its discretion make all such required payments to holders of Unvested Cash on the last business day of each fiscal quarter during which vesting occurs. All amounts payable pursuant to this Section 2.6(d) shall be subject to any required withholding of taxes, shall be paid without interest. All outstanding rights to repurchase shares of Unvested Subsidiary Common Stock that the Subsidiary may hold or similar restrictions in the Subsidiary’s favor immediately prior to the Effective Time (all such rights, the “Repurchase Rights”) shall be assigned to Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time, subject to the terms of the applicable agreement, except that Repurchase Rights may be exercised by Parent retaining the Unvested Cash into which such shares of the Subsidiary Unvested Common Stock have been converted and paying to the former holder thereof the repurchase price in effect for each such share subject to that Repurchase Right immediately prior to the Effective Time. Following the Effective Time, no Unvested Cash, or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such Person, prior to the distribution to such Person of such Unvested Cash in accordance with this Agreement.

(v) Withholding Taxes. Parent shall be entitled to deduct and withhold from any Merger Consideration otherwise payable or issuable pursuant to this Agreement to any holder or former holder of Subsidiary Capital Stock such amounts as may be required to be deducted or withheld therefrom under any applicable provision of federal, local or foreign tax law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) Dissenting Shares for Holders of Subsidiary Capital Stock.

(i) Notwithstanding anything to the contrary set forth in this Agreement, any shares of Subsidiary Capital Stock that are held by a holder who has not effectively withdrawn or lost such holder’s appraisal or similar rights for such shares under Delaware Law (“Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration payable and issuable in respect of such shares of Subsidiary Capital Stock pursuant to this Agreement, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

(ii) Notwithstanding the provisions of Section 2.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its appraisal rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Dissenting Shares shall then cease to be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration payable or issuable in respect of such shares of Subsidiary Capital Stock pursuant to this Agreement, without interest thereon, upon surrender of the certificate representing such shares.

(iii) Subsidiary shall give Parent (i) prompt notice of any written demand for appraisal rights received by the Subsidiary pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Subsidiary shall not, except with the prior written consent of Parent or if directed to do so by a court order or judgment, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

(h) Surrender of Certificates.

(i) Exchange Agent. Parent or an agent selected by Parent shall serve as the exchange agent for the Merger (such agent or Parent acting in such capacity, the “Exchange Agent”).

(ii) Parent to Provide Cash. At the Closing, if Parent selects a third party to act as exchange agent, Parent shall make available to the Exchange Agent for exchange in accordance with this Agreement an amount of cash equal to the Merger Consideration, less the amounts to be paid to the holders of Subsidiary Options (the “Exchange Fund”). The holders of Subsidiary Options shall receive their respective portions of the Merger Consideration from Parent in accordance with Section 2.6(c) hereof and not from the Exchange Fund.

(iii) Exchange Procedures. As soon as practicable following the Closing, Parent shall mail a letter of transmittal (the “Letter of Transmittal”), in such form and having such provisions as Parent may reasonably determine (including that the delivery shall be effected, and risk of loss and title to the shares of Subsidiary Capital Stock shall pass, only upon proper delivery of the Subsidiary Stock

Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Subsidiary Stock Certificates in exchange for (and as a condition precedent to) receipt of the cash payable pursuant to this Agreement by each Subsidiary Stockholder at the address set forth opposite each such Subsidiary Stockholder’s name on Exhibit B, attached hereto. Subject to the terms of this Agreement, upon the surrender of a Subsidiary Stock Certificate for cancellation to the Exchange Agent (or, in the case of those Subsidiary Stockholders that never received a stock certificate representing the shares of Subsidiary Capital Stock, a duly executed Assignment Separate from Certificate, in the form attached hereto as Exhibit C), together with such Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such Subsidiary Stock Certificate shall be entitled to receive from the Exchange Agent as promptly as practicable following the date all required documentation has been delivered to the Exchange Agent in exchange therefor cash in an amount equal to the portion of the Merger Consideration to which such holder is entitled pursuant to this Agreement (without interest), and the Subsidiary Stock Certificate so surrendered shall be canceled. Until so surrendered, each Subsidiary Stock Certificate outstanding after the Effective Time will be deemed, from and after the Effective Time and for all corporate purposes, to evidence only the right to receive the foregoing Merger Consideration.

(iv) No Liability. Notwithstanding anything to the contrary in this Agreement, neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Subsidiary Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(v) Investment of Exchange Fund. The Exchange Agent shall invest the cash in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to the Subsidiary Stockholders pursuant to this Agreement. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to the Subsidiary Stockholders pursuant to this Agreement shall promptly be paid to Parent. Any loss or other reduction resulting from such investment shall be reimbursed by Parent such that the total cash in the Exchange Fund shall at all times be an amount equal to or greater than the Merger Consideration payable at Closing less amounts previously paid to holders of Subsidiary Stock Certificates pursuant to this Agreement.

(vi) Exchange Agent to Return Merger Consideration. At any time following the six (6) month anniversary of the Closing Date, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all cash amounts that have been deposited with the Exchange Agent pursuant to this Agreement, and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Subsidiary Stock Certificates pursuant to this Agreement, and thereafter the holders of Subsidiary Stock Certificates shall be entitled to look only to Parent only as general creditors thereof with respect to any and all cash amounts that may be payable or issuable to such holders of Subsidiary Stock Certificates pursuant to this Agreement upon the due surrender of such Subsidiary Stock Certificates and duly executed letters of transmittal and related documents (if any) in the manner set forth in this Agreement. No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 2.8(f) and that are subsequently delivered to the holders of Subsidiary Stock Certificates.

(i) No Further Ownership Rights in Subsidiary Capital Stock. The cash payable in respect of the surrender for exchange of shares of Subsidiary Capital Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Subsidiary Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Subsidiary Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Subsidiary Capital Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Agreement.

(j) Lost, Stolen or Destroyed Certificates. In the event that any Subsidiary Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon (i) the making of an affidavit of that fact by the holder thereof, (ii) the execution of an indemnification agreement in customary form and substance reasonably satisfactory to Parent, and (iii) if required by the Exchange Agent, the payment of a bond in an amount to be determined by such Exchange Agent in accordance with its customary policies, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed, and the amount of cash into which the shares of Subsidiary Common Stock represented by such Certificates were converted pursuant to this Agreement.

(k) Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Subsidiary, Parent, the Surviving Corporation and the officers and directors of Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

3. - ADDITIONAL AGREEMENTS

(a) Stockholder Approval and Board Recommendation

(i) Subsidiary shall take all action necessary in accordance with this Agreement, Delaware Law, its Certificate of Incorporation and its Bylaws to secure the approval of the Merger and adoption of this Agreement by the Subsidiary Stockholders (other than the approval of Parent in its capacity as a Subsidiary Stockholder).

(ii) (i) The Subsidiary’s Board of Directors shall unanimously recommend that the Subsidiary Stockholders vote in favor of the approval of the Merger and adoption of this Agreement pursuant to the Subsidiary Stockholder Consent; (ii) any information statement or other disclosure document distributed to the Subsidiary Stockholders in connection with this transaction shall include a statement to the effect that the Subsidiary’s Board of Directors has unanimously recommended that the Subsidiary Stockholders vote in favor of the approval of the Merger and adoption of this Agreement pursuant to the Subsidiary Stockholder consent; and (iii) neither the Subsidiary’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify the unanimous recommendation of Subsidiary’s Board of Directors that the Subsidiary Stockholders vote in favor of the approval of the Merger and adoption of this Agreement.

(b) Transaction Expenses. Whether or not the Merger is consummated, all Transaction Expenses shall be the obligation of the respective party incurring such fees and expenses. “Transaction Expenses“ means all third party fees and expenses incurred by the a party in connection with this Agreement, the Merger and the other transactions contemplated hereby (including any fees and expenses of legal counsel, financial advisors, investment bankers, brokers, accountants and auditors).

(c) Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the consummation of Merger and the other transactions contemplated hereby.

4. - CONDITIONS TO THE MERGER

(a) Conditions to Obligations of Each Party. The respective obligations of Subsidiary and Parent to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(i) No Orders. No governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger or any other transaction contemplated hereby illegal or otherwise prohibiting the consummation of the Merger or any other transaction contemplated hereby.

(ii) No Injunctions. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other similar legal restraint shall be in effect that has the effect of prohibiting the consummation of the Merger.

(iii) No Governmental Actions. There shall be no action, suit, claim, or proceeding pending against Parent or Subsidiary, any of their respective properties or any of their respective directors or officers (in their capacities as such) brought by a governmental authority that seeks to prohibit the consummation of the Merger or any other transaction contemplated hereby.

(iv) Governmental Approvals. Parent and Subsidiary shall have obtained all consents and approvals from any governmental authority that are necessary to consummate the Merger and the other transactions contemplated hereby.

(v) Requisite Stockholder Approval; Appraisal Rights. This Agreement and the Merger shall have been approved and adopted by the Subsidiary Stockholders (excluding for purposes of this determination all shares of Subsidiary Capital Stock beneficially owned by Parent) holding not less than sixty-seven percent (67%) of the outstanding shares of Subsidiary Capital Stock entitled to vote on the matters contemplated hereby, voting together as a single class on an as converted to Subsidiary Common Stock basis. Additionally, holders of no more than thirty-three percent (33%) of the outstanding shares of the Subsidiary Capital Stock entitled to vote on the matters contemplated hereby, voting as a single class on an as-converted to Subsidiary Common Stock basis (excluding for purposes of this determination all shares of Subsidiary Capital Stock beneficially owned by Parent), shall have exercised statutory rights of appraisal under applicable law.

(vi) Optionholder Consents. Subsidiary shall have obtained the written consent (in the form attached hereto as Exhibit E) of Subsidiary Optionholders representing 100% of the Unvested Options in order to amend such Subsidiary Options to allow Parent and Subsidiary to pay to such

Subsidiary Optionholders after the Effective Time the cash to which such holders are entitled on the last business day of each fiscal quarter during which vesting occurs, as contemplated in Section 2.6(c)(ii) hereof.

5. - TERMINATION, AMENDMENT AND WAIVER

(a) Termination. At any time before the Effective Time, this Agreement may be terminated and the Merger may be terminated:

(i) by mutual written agreement of Parent and Subsidiary;

(ii) by either Parent or Subsidiary if the Closing Date shall not have occurred by December 31, 2005.

(b) Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Parent and Subsidiary; provided that after the adoption of this Agreement by the Subsidiary Stockholders, no amendment that reduces the Merger Consideration or that would materially adversely affect the Subsidiary Stockholders may be made without the further approval of the Subsidiary Stockholders.

(c) Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and Subsidiary, on the other hand, may, to the extent legally allowed, may (i) extend the time for the performance of any of the obligations of the other party hereto and (ii) waive compliance with any of the agreements or conditions for the benefit of such party set forth herein; provided that after the adoption of this Agreement by the Subsidiary Stockholders, no extension or waiver that reduces the Merger Consideration or that would materially adversely affect the Subsidiary Stockholders may be made without the further approval of the Subsidiary Stockholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

6. - GENERAL PROVISIONS

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(i)	if to Parent or Subsidiary (following the Closing), to:

Cypress Semiconductor Corporation

3901 North First Street

San Jose, California 95134

Attention: Chief Financial Officer or Director of Legal

Telephone No.: (408) 943-2600

Facsimile No.: (408) 943-4730

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Matthew Sonsini

Telephone No.: (650) 493-9300

Facsimile No.: (650) 493-6811

(ii)	if to Subsidiary (prior to the Closing) to:

Cypress MicroSystems, Inc.

2700 – 162nd Street S.W., Building D

Lynnwood, WA. 98087

Attention: George Saul, President

Telephone No.: (425) 787-4800

Facsimile No.: (425) 787-4641

with a copy to:

Richard J. Forsell

Attorney at Law

135 Lake Street South, Suite 100

Kirkland, WA. 98033

Telephone No.: (425) 889-4659

Facsimile No.: (425) 882-0783

(b) Entire Agreement. This Agreement, the Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

(c) Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that Delaware Law shall require that Delaware Law be applied to the Merger.

(e) Choice of Jurisdiction and Venue. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts.

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IN WITNESS WHEREOF, Parent, Merger Sub and Subsidiary have caused this Agreement to be signed, all as of the date first written above.

CYPRESS SEMICONDUCTOR CORPORATION

By:	/s/ Brad Buss
Name:	Brad Buss
Title:	Chief Financial Officer

CYPRESS MICROSYSTEMS, INC.

By:	/s/ George K. Saul
Name:	George K. Saul
Title:	President and Chief Executive Officer

CMS ACQUISITION CORP.

By:	/s/ Brad Buss
Name:	Brad Buss
Title:	President

AGREEMENT AND PLAN OF MERGER